Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

NOVASTAR FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	December 31,
	2004	2003
Assets
Cash and cash equivalents	$268,563	$118,180
Mortgage loans – held-for-sale	747,594	697,992
Mortgage loans – held-in-portfolio	59,527	94,717
Mortgage securities – available-for-sale	489,175	382,287
Mortgage securities – trading	143,153	—
Mortgage servicing rights	42,010	19,685
Servicing related advances	20,190	19,281
Derivative instruments, net	18,841	19,492
Property and equipment, net	15,476	14,537
Other assets	56,782	33,786

Total assets	$1,861,311	$1,399,957

Liabilities and Stockholders’ Equity
Liabilities:
Short-term borrowings secured by mortgage loans	$720,791	$639,852
Short-term borrowings secured by mortgage securities	184,737	232,684
Asset-backed bonds secured by mortgage loans	53,453	89,384
Asset-backed bonds secured by mortgage securities	336,441	43,596
Dividends payable	73,431	30,559
Due to trusts	20,930	14,475
Accounts payable and other liabilities	45,184	49,183

Total liabilities	1,434,967	1,099,733
Commitments and contingencies (Note 8)

Stockholders’ equity:
Capital stock, $0.01 par value, 50,000,000 shares authorized:
Redeemable preferred stock, $25 liquidating preference per share; 2,990,000 shares authorized, issued and outstanding	30	—
Common stock, 27,709,984 and 24,447,315 shares authorized, issued and outstanding, respectively	277	245
Additional paid-in capital	433,107	231,294
Accumulated deficit	(85,354)	(15,522)
Accumulated other comprehensive income	79,120	85,183
Other	(836)	(976)

Total stockholders’ equity	426,344	300,224

Total liabilities and stockholders’ equity	$1,861,311	$1,399,957

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

	For the Year Ended December 31,
	2004	2003	2002
Interest income:
Mortgage securities	$133,633	$98,804	$56,481
Mortgage loans held-for-sale	83,718	60,878	33,736
Mortgage loans held-in-portfolio	6,673	10,738	16,926

Total interest income	224,024	170,420	107,143
Interest expense:
Short-term borrowings secured by mortgage loans	30,005	20,060	10,406
Short-term borrowings secured by mortgage securities	4,836	3,450	2,107
Asset-backed bonds secured by mortgage loans	1,422	2,269	4,195
Asset-backed bonds secured by mortgage securities	13,255	5,226	727
Net settlements of derivative instruments used in cash flow hedges	3,072	9,359	10,293

Total interest expense	52,590	40,364	27,728

Net interest income before credit (losses) recoveries	171,434	130,056	79,415
Credit (losses) recoveries	(726)	389	432

Net interest income	170,708	130,445	79,847
Gains on sales of mortgage assets	144,950	144,005	53,305
Fee income	57,243	68,341	35,983
Premiums for mortgage loan insurance	(4,218)	(3,102)	(2,326)
Losses on derivative instruments	(8,905)	(30,837)	(36,841)
Impairment on mortgage securities – available-for-sale	(15,902)	—	—
Other income, net	6,609	412	1,356
General and administrative expenses:
Compensation and benefits	108,846	89,954	49,060
Office administration	32,488	22,945	10,092
Marketing	24,431	23,109	9,986
Professional and outside services	19,701	7,482	3,263
Loan expense	16,226	19,433	6,667
Other	16,346	11,485	5,526

Total general and administrative expenses	218,038	174,408	84,594

Income from continuing operations before income tax expense (benefit)	132,447	134,856	46,730
Income tax expense (benefit)	8,292	22,860	(2,031)

Income from continuing operations	124,155	111,996	48,761
Loss from discontinued operations, net of income tax	(8,766)	—	—

Net income	115,389	111,996	48,761
Dividends on preferred shares	(6,265)	—	—

Net income available to common shareholders	$109,124	$111,996	$48,761

Basic earnings per share:
Income from continuing operations available to common shareholders	$4.66	$5.04	$2.35
Loss from discontinued operations, net of income tax	(0.35)	—	—

Net income available to common shareholders	$4.31	$5.04	$2.35

Diluted earnings per share:
Income from continuing operations available to common shareholders	$4.58	$4.91	$2.25
Loss from discontinued operations, net of income tax	(0.34)	—	—

Net income available to common shareholders	$4.24	$4.91	$2.25

Weighted average basic shares outstanding	25,290	22,220	20,758

Weighted average diluted shares outstanding	25,763	22,821	21,660

Dividends declared per common share	$6.75	$5.04	$2.15

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except share amounts)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Other	Total Stockholders’ Equity
Balance, January 1, 2002	$43	$116	$137,802	$(15,887)	$9,177	$(1,254)	$129,997
Conversion of preferred stock to common, 8,571,428 shares	(43)	86	(43)	—	—	—	—
Acquisition of warrants, 812,731	—	—	(9,499)	—	—	—	(9,499)
Conversion of 350,000 warrants for 421,406 shares of common stock	—	4	(4)	—	—	—	—
Forgiveness of founders’ notes receivable	—	—	—	—	—	139	139
Exercise of stock options, 358,476 shares	—	4	1,782	—	—	—	1,786
Compensation recognized under stock option plan	—	—	3,215	—	—	—	3,215
Dividends on common stock ($2.15 per share)	—	—	—	(44,900)	—	—	(44,900)
Increase in common stock held in rabbi trusts	—	—	—	—	—	(911)	(911)
Increase in deferred compensation obligation	—	—	—	—	—	911	911

Comprehensive income:
Net income				48,761	—		48,761
Other comprehensive income				—	53,758		53,758

Total comprehensive income							102,519

Balance, December 31, 2002	—	210	133,253	(12,026)	62,935	(1,115)	183,257

Forgiveness of founders’ notes receivable	—	—	—	—	—	139	139
Issuance of common stock, 3,188,620 shares	—	32	93,889	—	—	—	93,921
Exercise of stock options, 298,875 shares	—	3	1,644	—	—	—	1,647
Compensation recognized under stock option plan	—	—	1,310	—	—	—	1,310
Dividend equivalent rights (DERs) on vested options	—	—	1,198	(1,198)	—	—	—
Dividends on common stock ($5.04 per share)	—	—	—	(114,294)	—	—	(114,294)
Increase in common stock held in rabbi trusts	—	—	—	—	—	(3,145)	(3,145)
Increase in deferred compensation obligation	—	—	—	—	—	3,145	3,145

Comprehensive income:
Net income				111,996	—		111,996
Other comprehensive income				—	22,248		22,248

Total comprehensive income							134,244

Balance, December 31, 2003	—	245	231,294	(15,522)	85,183	(976)	300,224

Continued

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Other	Total Stockholders’ Equity
Forgiveness of founders’ notes receivable	—	—	—	—	—	140	140
Issuance of common stock, 2,829,488 shares	—	28	121,306	—	—	—	121,334
Issuance of preferred stock, 2,990,000 shares	30	—	72,089	—	—	—	72,119
Issuance of stock under stock compensation plans, 433,181 shares	—	4	3,811	—	—	—	3,815
Compensation recognized under stock compensation plans	—	—	1,810	—	—	—	1,810
Dividend equivalent rights (DERs) on vested options	—	—	1,900	(1,900)	—	—	—
Dividends on common stock ($6.75 per share)	—	—	—	(177,056)	—	—	(177,056)
Dividends on preferred stock ($2.11 per share)	—	—	—	(6,265)	—	—	(6,265)
Tax benefit derived from stock compensation plans	—	—	897	—	—	—	897
Increase in common stock held in rabbi trusts	—	—	—	—	—	(2,290)	(2,290)
Increase in deferred compensation obligation	—	—	—	—	—	2,290	2,290

Comprehensive income:
Net income				115,389	—		115,389
Other comprehensive loss				—	(6,063)		(6,063)

Total comprehensive income							109,326

Balance, December 31, 2004	$30	$277	$433,107	$(85,354)	$79,120	$(836)	$426,344

Concluded

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Income from continuing operations	$124,155	$111,996	$48,761
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of mortgage servicing rights	16,934	8,995	4,609
Impairment on mortgage securities – available-for-sale	15,902	—	—
Losses on derivative instruments	8,905	30,837	36,841
Depreciation expense	6,090	3,872	1,203
Amortization of deferred debt issuance costs	5,036	1,100	172
Compensation recognized under stock compensation plans	1,810	1,310	3,215
Tax benefit derived from stock compensation plans	897	—	—
Credit losses (recoveries)	726	(389)	(432)
Amortization of premiums on mortgage loans	699	1,120	1,930
Forgiveness of founders’ promissory notes	140	139	139
Provision for deferred income taxes	(1,322)	(5,848)	(4,652)
Accretion of available-for-sale securities	(100,666)	(78,097)	(56,481)
Originations and purchases of mortgage loans held-for-sale	(8,560,314)	(6,071,042)	(2,811,315)
Repayments of mortgage loans held-for-sale	27,979	18,474	10,943
Proceeds from sale of mortgage loans held-for-sale to third parties	64,476	966,537	394,240
Proceeds from sale of mortgage loans held-for-sale in securitizations	8,173,829	5,207,525	1,520,712
Gains on sales of mortgage assets	(144,950)	(144,005)	(53,305)
Purchase of mortgage securities - trading	(143,153)	—	—
Changes in:
Servicing related advances	(707)	(6,247)	(3,173)
Derivative instruments, net	13,553	(9,577)	(41,866)
Other assets	(42,221)	(25,074)	3,093
Accounts payable and other liabilities	(25,621)	30,422	(2,936)

Net cash provided by (used in) operating activities from continuing operations	(557,823)	42,048	(948,302)
Net cash used in operating activities from discontinued operations	(7,883)	—	—

Net cash provided by (used in) operating activities	(565,706)	42,048	(948,302)
Cash flows from investing activities:
Proceeds from paydowns on available-for-sale securities	346,558	179,317	100,071
Mortgage loan repayments—held-in-portfolio	31,781	49,101	65,505
Proceeds from sales of assets acquired through foreclosure	4,905	6,719	14,876
Purchases of property and equipment	(7,029)	(13,000)	(5,280)

Net cash provided by investing activities	376,215	222,137	175,172
Cash flows from financing activities:
Proceeds from issuance of asset-backed bonds, net of debt issuance costs	506,745	52,271	66,906
Payments on asset-backed bonds	(254,867)	(120,083)	(86,434)
Proceeds from issuance of capital stock and exercise of equity instruments, net of offering costs	193,615	94,321	1,786
Change in short-term borrowings	32,992	(153,000)	882,186
Repurchase of warrants	—	—	(9,499)
Dividends paid on preferred stock	(6,265)	—	(2,014)
Dividends paid on common stock	(132,346)	(99,256)	(30,876)

Net cash provided by (used in) financing activities	339,874	(225,747)	822,055

Net increase in cash and cash equivalents	150,383	38,438	48,925
Cash and cash equivalents, beginning of year	118,180	79,742	30,817

Cash and cash equivalents, end of year	$268,563	$118,180	$79,742

See notes to consolidated financial statements.

NOVASTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting and Reporting Policies

Description of Operations NovaStar Financial, Inc. and subsidiaries (the “Company”) operates as a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. The Company offers a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including United States of America government-sponsored entities such as Fannie Mae or Freddie Mac. The Company retains significant interests in the nonconforming loans originated and purchased through their mortgage securities investment portfolio. The Company services all of the loans they retain interests in through their servicing platform, in order to better manage the credit performance of those loans.

Financial Statement Presentation The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and prevailing practices within the financial services industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the period. The Company uses estimates and employs the judgments of management in determining the amount of its allowance for credit losses, amortizing premiums or accreting discounts on its mortgage assets, amortizing mortgage servicing rights and establishing the fair value of its mortgage securities, derivative instruments, mortgage servicing rights and estimating appropriate accrual rates on mortgage securities – available-for-sale. While the consolidated financial statements and footnotes reflect the best estimates and judgments of management at the time, actual results could differ significantly from those estimates. For example, it is possible that credit losses or prepayments could rise to levels that would adversely affect profitability if those levels were sustained for more than brief periods.

The consolidated financial statements of the Company include the accounts of all wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated during consolidation.

Cash and Cash Equivalents The Company considers investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Mortgage Loans Mortgage loans include loans originated by the Company and acquired from other originators. Mortgage loans are recorded net of deferred loan origination fees and associated direct costs and are stated at amortized cost. Mortgage loan origination fees and associated direct mortgage loan origination costs on mortgage loans held-in-portfolio are deferred and recognized over the estimated life of the loan as an adjustment to yield using the level yield method. Mortgage loan origination fees and direct mortgage loan origination costs on mortgage loans held-for-sale are deferred until the related loans are sold. Mortgage loans held-for-sale are carried at the lower of cost or market determined on an aggregate basis.

Interest is recognized as revenue when earned according to the terms of the mortgage loans and when, in the opinion of management, it is collectible. For all mortgage loans held-for-sale and only mortgage loans held-in-portfolio which do not carry mortgage insurance, the accrual of interest on loans is discontinued when, in management’s opinion, the interest is not collectible in the normal course of business, but in no case beyond when a loan becomes ninety days delinquent. For mortgage loans held-in-portfolio, which do carry mortgage insurance, the accrual of interest is only discontinued when in management’s opinion, the interest is not collectible. Interest collected on non-accrual loans is recognized as income upon receipt.

The mortgage loan portfolio is collectively evaluated for impairment as the loans are smaller-balance and are homogeneous in nature. For mortgage loans held-in-portfolio, the Company maintains an allowance for credit losses inherent in the portfolio at the balance sheet date. The allowance is based upon the assessment by management of various factors affecting its mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value, delinquency status, historical credit losses, Company purchased mortgage insurance and other factors deemed to warrant consideration. The Company uses contractual terms in determining past due or delinquency status of loans.

The servicing agreements the Company executes for loans it has securitized include a removal of accounts provision which gives it the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. The Company records the mortgage loans subject to the removal of accounts provision in mortgage loans held-for-sale at fair value.

Mortgage Securities – Available-for-Sale Mortgage securities – available-for-sale represent beneficial interests the Company retains in securitization and resecuritization transactions and include interest-only mortgage securities, prepayment penalty bonds, over-collateralization bonds and other subordinated securities. Interest-only mortgage securities represent the contractual right to receive excess interest cash flows from a pool of securitized mortgage loans. Interest payments received by the independent trust are first applied to the principal and interest bonds (held by outside investors), servicing fees and administrative fees. The excess, if any, is remitted to the Company related to its ownership of the interest-only mortgage security. Prepayment penalty bonds give the holder the contractual right to receive prepayment penalties collected by the independent trust on the underlying mortgage loans. Overcollateralization bonds represent the contractual right to excess principal payments resulting from over collateralization of the obligations of the trust.

Subordinated securities retained in resecuritizations represent the contractual right to receive the remaining cash flows from the trust after the obligations to the outside bond holders have been satisfied. When those obligations have been satisfied, the trust returns the transferred securities to the subordinated interest holders.

Mortgage securities classified as available for sale are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. The specific identification method was used in computing realized gains or losses.

As previously described, mortgage securities represent the retained interests in certain components of the cash flows of the underlying mortgage loans or mortgage securities transferred to securitization trusts. As payments are received the payments are applied to the cost basis of the mortgage related security. Each period, the accretable yield for each mortgage security is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The estimated cash flows change as management’s assumptions for credit losses, borrower prepayments and interest rates are updated. The assumptions are established using proprietary models the Company has developed. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the mortgage security.

At each reporting period subsequent to the initial valuation of the retained securities, the fair value of mortgage securities is estimated based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, the market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows. To the extent that the cost basis of mortgage securities exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss.

Mortgage Securities - Trading Mortgage securities – trading consist of mortgage securities purchased by the Company with the principal intent to sell in the near term. These securities are recorded at fair value with gains and losses, realized and unrealized, included in earnings. The Company uses the specific identification method in computing realized gains or losses. The fair value is estimated using quoted market prices.

Mortgage Servicing Rights Mortgage servicing rights are recorded at allocated cost based upon the relative fair values of the transferred loans and the servicing rights. Mortgage servicing rights are amortized in proportion to and over the projected net servicing revenues. Periodically, the Company evaluates the carrying value of mortgage servicing rights based on their estimated fair value. If the estimated fair value, using a discounted cash flow methodology, is less than the carrying amount of the mortgage servicing rights, the mortgage servicing rights are written down to the amount of the estimated fair value. For purposes of evaluating and measuring impairment of mortgage servicing rights the Company stratifies the mortgage servicing rights based on their predominant risk characteristics. The significant risk characteristic considered by the Company is period of origination. The mortgage loans underlying the mortgage servicing rights are pools of homogenous, nonconforming residential loans.

Servicing Related Advances The Company advances funds on behalf of borrowers for taxes, insurance and other customer service functions. These advances are routinely assessed for collectibility and any uncollectible advances are appropriately charged to earnings.

Derivative Instruments, net The Company uses derivative instruments with the objective of hedging interest rate risk. Interest rates on the Company’s liabilities typically adjust more frequently than interest rates on the Company’s assets. Derivative instruments are recorded at their fair value with hedge ineffectiveness recognized in earnings. For derivative instruments that qualify for hedge accounting, any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness and non-hedge activity are recorded as adjustments to earnings. For those derivative instruments that do not qualify for hedge accounting, changes in the fair value of the instruments are recorded as adjustments to earnings. The fair value of the Company’s derivative instruments, along with any margin accounts associated with the contracts, are included in derivative instruments, net.

Property and Equipment, net Leasehold improvements, furniture and fixtures and office and computer equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

Leasehold improvements	5 years

Furniture and fixtures	5 years

Office and computer equipment	3 years

Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized. Gains and losses on dispositions are credited or charged to earnings as incurred.

Due to Trusts Due to trusts represents the fair value of the mortgage loans the Company has the right to repurchase from the securitization trusts. The servicing agreements the Company executes for loans it has securitized include a removal of accounts provision which gives it the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. Upon exercise of the call options, the related obligation to the trusts is removed from the Company’s balance sheet.

Premiums for Mortgage Loan Insurance The Company uses lender paid mortgage insurance to mitigate the risk of loss on loans that are originated. For those loans held-in-portfolio the premiums for mortgage insurance are expensed by the Company as the cost of the premiums are incurred. For those loans sold in securitization transactions accounted for as a sale, the independent trust assumes the obligation to pay the premiums and obtains the right to receive insurance proceeds.

Transfers of Assets A transfer of mortgage loans or mortgage securities – available-for-sale in which the Company surrenders control over the financial assets is accounted for as a sale. When the Company retains control over transferred mortgage loans or mortgage securities – available-for-sale, the transaction is accounted for as a secured borrowing. When the Company sells mortgage loans or mortgage securities – available-for-sale in securitization and resecuritization transactions, it may retain one or more bond classes and servicing rights in the securitization. Gains and losses on the assets transferred are recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer.

Management believes the best estimate of the initial value of the securities it retains in a whole loan securitization is derived from the market value of the pooled loans. The initial value of the loans is estimated based on the expected open market sales price of a similar pool. In open market transactions, the purchaser has the right to reject loans at its discretion. In a loan securitization, loans cannot generally be rejected. As a result, management adjusts the market price for loans to compensate for the estimated value of rejected loans. The market price of the securities retained is derived by deducting the net proceeds received in the securitization (i.e. the economic value of the loans transferred) from the estimated adjusted market price for the entire pool of the loans.

An implied yield (discount rate) is calculated based on the initial value derived above and using projected cash flows generated using assumptions for prepayments, expected credit losses and interest rates. We ensure the resulting implied yield is commensurate with current market conditions. Additionally, this yield serves as the initial accretable yield used to recognize income on the securities.

The Company estimates fair value for the securities it retains in a resecuritization transaction based on the present value of future expected cash flows estimated using management’s best estimate of the key assumptions, including credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

The following is a description of the methods used by the Company to transfer assets, including the related accounting treatment under each method:

•	Whole Loan Sales Whole loan sales represent loans sold with servicing released. Gains and losses on whole loan sales are recognized in the period the sale occurs and the Company has determined that the criteria for sales treatment has been achieved as it has surrendered control over the assets transferred. The Company generally has an obligation to repurchase whole loans sold in circumstances in which the borrower fails to make the first payment. Additionally, the Company is also required to repay all or a portion of the premium it receives on the sale of whole loans in the event that the loan prepays in its entirety in the first year. The Company records the fair value of recourse obligations upon the sale of the mortgage loans. See Note 8.

•

Loans and Securities Sold Under Agreements to Repurchase (Repurchase Agreements) Repurchase agreements represent legal sales of loans or mortgage securities – available-for-sale and an agreement to repurchase the loans or mortgage securities – available-for-sale at a later date. Repurchase agreements are accounted for as secured borrowings because the

Company has not surrendered control of the transferred assets as it is both entitled and obligated to repurchase the transferred assets prior to their maturity.

•	Securitization Transactions The Company regularly securitizes mortgage loans by transferring mortgage loans to independent trusts which issue securities to investors. The securities are collateralized by the mortgage loans transferred into the independent trusts. The Company retains interests in some of the securities issued by the trust. Certain of the securitization agreements require the Company to repurchase loans that are found to have legal deficiencies, subsequent to the date of transfer. The Company is also required to buy back any loan for which the borrower converts from an adjustable rate to a fixed rate. The fair values of these recourse obligations are recorded upon the transfers of the mortgage loans and on an ongoing basis. The Company also has the right, but not the obligation, to acquire loans when they are 90 to 119 days delinquent and at the time a property is liquidated. As discussed above, the accounting treatment for transfers of assets upon securitization depends on whether or not the Company has retained control over the transferred assets. The Company records an asset and a liability on the balance sheet for the aggregate fair value of delinquent loans that it has a right to call as of the balance sheet date.

•	Resecuritization Transactions The Company also engages in resecuritization transactions. A resecuritization is the transfer or sale of mortgage securities – available-for-sale that the Company has retained in previous securitization transactions to an independent trust. Similar to a securitization, the trust issues securities that are collateralized by the mortgage securities – available-for-sale transferred to the trust. Resecuritization transactions are accounted for as either a sale or a secured borrowing based on whether or not the Company has retained or surrendered control over the transferred assets. In the resecuritization transaction, the Company may retain an interest in a security that represents the right to receive the cash flows on the underlying mortgage security collateral after the senior bonds, issued to third parties, have been repaid in full.

Fee Income The Company receives fee income from several sources. The following describes significant fee income sources and the related accounting treatment:

•	Broker Fees Broker fees are paid by other lenders for placing loans with third-party investors (lenders) and are based on negotiated rates with each lender to whom the Company brokers loans. Revenue is recognized upon loan origination and delivery.

•	Loan Origination Fees Loan origination fees represent fees paid to the Company by borrowers and are associated with the origination of mortgage loans. Loan origination fees are determined based on the type and amount of loans originated. Loan origination fees and direct origination costs on mortgage loans held-in-portfolio are deferred and recognized over the life of the loan using the level yield method. Loan origination fees and direct origination costs on mortgage loans held-for-sale are deferred and considered as part of the carrying value of the loan when sold.

•	Service Fee Income Service fees are paid to the Company by either the investor on mortgage loans serviced or the borrower. Fees paid by investors on loans serviced are determined as a percentage of the principal collected for the loans serviced and are recognized in the period in which payments on the loans are received. Fees paid by borrowers on loans serviced are considered ancillary fees related to loan servicing and include late fees, processing fees and, for loans held-in-portfolio, prepayment penalties. Revenue is recognized on fees received from borrowers when an event occurs that generates the fee and they are considered to be collectible.

•	NovaStar Home Mortgage, Inc. (“NHMI”) Branch Management Fees During 2003 and 2002, these fees were charged to LLC’s formed to support NHMI branches to manage branch administrative operations, which included providing accounting, payroll, human resources, loan investor management and license management. The amount of the fees was agreed upon when entering the LLC agreements and recognized as services were rendered. Due to the elimination of the LLC’s and their subsequent inclusion in the consolidated financial statements, branch management fees were eliminated in consolidation in 2004.

Stock-Based Compensation Prior to 2003, the Company accounted for its stock-based compensation plan using the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. The Company accounted for stock options based on the specific terms of the options granted. Options with variable terms, including those options for which the strike price has been adjusted and options issued by the Company with attached dividend equivalent rights, resulted in adjustments to compensation expense to the extent the market price of the common stock changed. No expense was recognized for options with fixed terms.

During the fourth quarter of 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The Company selected the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock-Based Compensation-Transition and

Disclosure. Under this method, the change is retroactive to January 1, 2003 and compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. In accordance with the modified prospective method of adoption, results for prior years have not been restated.

The following table illustrates the effect on net income and earnings per share as if the fair value method had been applied to all outstanding and unvested awards in each period (in thousands, except per share amounts):

	For the Year Ended December 31,
	2004	2003	2002
Net income, as reported	$115,389	$111,996	$48,761
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,810	1,310	2,473
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,810)	(1,310)	(600)

Pro forma net income	$115,389	$111,996	$50,634

Earnings per share:
Basic – as reported	$4.31	$5.04	$2.35

Basic – pro forma	$4.31	$5.04	$2.44

Diluted – as reported	$4.24	$4.91	$2.25

Diluted – pro forma	$4.24	$4.91	$2.34

The following table summarizes the weighted average fair value of the granted options, determined using the Black-Scholes option pricing model and the assumptions used in their determination.

	2004	2003	2002
Weighted average:
Fair value, at date of grant	$21.24	$22.48	$10.29
Expected life in years	6	7	7
Annual risk-free interest rate	4.7%	3.3%	4.1%
Volatility	0.7	2.0	2.1
Dividend yield	0.0%	0.0%	2.2%

Income Taxes The Company is taxed as a Real Estate Investment Trust (REIT) under Section 857 of the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is not subject to federal income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. Because the Company has paid or intends to pay dividends in the amount of its taxable income by the statutorily required due date, no provision for income taxes has been provided in the accompanying financial statements related to the REIT. However, NFI Holding Corporation, a wholly-owned subsidiary, and its subsidiaries have not elected REIT-status and, therefore, are subject to corporate income taxes. Accordingly, a provision for income taxes has been provided for the Company’s non-REIT subsidiaries.

The Company has elected to treat NFI Holding Corporation and its subsidiaries as taxable REIT subsidiaries (collectively the “TRS”). In general, the TRS may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. The subsidiaries comprising the TRS are subject to corporate federal income tax and are taxed as regular C corporations. However, special rules do apply to certain activities between a REIT and a TRS. For example, the TRS will be subject to earnings stripping limitations on the deductibility of interest paid to its REIT. In addition, a REIT will be subject to a 100% excise tax on certain excess amounts to ensure that (i) tenants who pay the TRS for services are charged an arm’s-length amount by the TRS, (ii) fees paid to a REIT by the TRS are reflected at fair market value and (iii) interest paid by the TRS to its REIT is commercially reasonable.

The TRS records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. The Company has recorded a valuation allowance as discussed in Note 11. The deferred tax asset is included in other assets on the consolidated balance sheet.

Earnings Per Share (EPS) Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is calculated assuming all options, performance based awards and warrants on the Company’s common stock have been exercised, unless the exercise would be antidilutive.

Commitments to Originate Mortgage Loans Commitments to originate mortgage loans meet the definition of a derivative and are recorded at fair value and are classified as other liabilities in the Company’s consolidated balance sheets. The Company uses the Black-Scholes option pricing model to determine the value of its commitments. Significant assumptions used in the valuation determination include volatility, strike price, current market price, expiration and one-month LIBOR.

New Accounting Pronouncements In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions and does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 and Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Entities no longer have the option to use the intrinsic value method of APB 25 that was provided in SFAS 123 as originally issued, which generally resulted in the recognition of no compensation cost. Under SFAS No. 123(R), the cost of employee services received in exchange for an equity award must be based on the grant-date fair value of the award. The cost of the awards under SFAS 123(R) will be recognized over the period an employee provides service, typically the vesting period. No compensation cost is recognized for equity instruments in which the requisite service is not provided. For employee awards that are treated as liabilities, initial cost of the awards will be measured at fair value. The fair value of the liability awards will be remeasured subsequently at each reporting date through the settlement date with changes in fair value during the period an employee provides service recognized as compensation cost over that period. This Statement is effective as of the first interim or annual reporting period that begins after June 15, 2005. As discussed previously in Note 1, the Company implemented the fair value provisions of SFAS No. 123 during 2003. As such, the adoption of this Statement is not anticipated to have a significant impact on the consolidated financial statements.

In March 2004, SEC Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments was released. This release summarizes the SEC staff position regarding the application of accounting principles generally accepted in the United States of America to loan commitments accounted for as derivative instruments. The Company accounts for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, the Company considers the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. As of December 31, 2004, the Company had interest rate lock commitments on mortgage loans with principal balances of $361.2 million, the fair value of which was $(75,000).

At the March 17-18, 2004 EITF meeting, the EITF reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. Issue 03-1 provides guidance for determining when an investment is other-than-temporarily impaired and disclosure requirements regarding impairments that have not been recognized as other-than-temporary. An impairment exists when the carrying amount of an asset exceeds its fair value and is determined to be other-than-temporary. In September 2004, the FASB delayed the effective date of paragraphs 10-20 of this issue. These paragraphs give guidance on how to evaluate and recognize an impairment loss that is other than temporary. The delay does not suspend the requirements to recognize other than temporary impairments as required by existing authoritative literature. The disclosure requirements were effective for reporting periods beginning after June 15, 2004. Issue 03-1 is not expected to have a significant impact on the consolidated financial statements.

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity, loans acquired in a business combination accounted for at historical cost, mortgage-backed securities in securitization transactions, acquired loans classified as held-for-sale, trading securities and derivatives. This SOP limits the yield that may be accreted to the excess of the investor’s estimate of undiscounted expected principal, interest, and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. This SOP requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual, or valuation allowance. This SOP prohibits investors from displaying the accretable yield and nonaccretable difference in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Early adoption is encouraged. For loans acquired in fiscal years beginning on or before December 15, 2004, this SOP should be applied prospectively for fiscal years beginning after December 15, 2004. SOP 03-3 is not expected to have a significant impact on the consolidated financial statements.

Reclassifications Reclassifications to prior year amounts have been made to conform to current year presentation.

Note 2. Mortgage Loans

Mortgage loans, all of which are secured by residential properties, consisted of the following as of December 31, (in thousands):

	2004	2003
Mortgage loans – held-for-sale:
Outstanding principal	$719,904	$673,405
Net premium	6,760	10,112

	726,664	683,517
Loans under removal of accounts provision	20,930	14,475

Mortgage loans – held-for-sale	$747,594	$697,992

Mortgage loans – held-in-portfolio:
Outstanding principal	$58,859	$94,162
Net unamortized premium	1,175	1,874

Amortized cost	60,034	96,036
Allowance for credit losses	(507)	(1,319)

Mortgage loans – held-in-portfolio	$59,527	$94,717

Activity in the allowance for credit losses is as follows for the three years ended December 31, (in thousands):

	2004	2003	2002
Balance, January 1	$1,319	$3,036	$5,557
Credit losses (recoveries)	726	(389)	(432)
Amounts charged off, net of recoveries	(1,538)	(1,328)	(2,089)

Balance, December 31	$507	$1,319	$3,036

The servicing agreements the Company executes for loans it has securitized include a “clean up” call option which gives it the right, not the obligation, to repurchase mortgage loans from the trust. The clean up call option can be exercised when the aggregate principal balance of the mortgage loans has declined to ten percent or less of the original aggregated mortgage loan principal balance. At December 31, 2004, the Company had the right, not the obligation to repurchase $32.8 million of mortgage loans from the NMFT Series 2000-2 securitization trust.

The majority of mortgage loans serve as collateral for borrowing arrangements discussed in Note 7. The weighted-average interest rate on mortgage loans as of December 31, 2004 and 2003 was 7.88% and 7.94%, respectively.

Collateral for 18% and 17% of the mortgage loans outstanding as of December 31, 2004 was located in California and Florida, respectively. The Company has no other significant concentration of credit risk on mortgage loans.

The recorded investment in loans in non-accrual status and in loans past due 90 days or more, but still accruing interest was $2.7 million and $9.8 million as of December 31, 2004, respectively.

Details of loan securitization transactions on the date of the securitization are as follows (in thousands):

		Allocated Value of Retained Interests
	Net Bond Proceeds	Mortgage Servicing Rights	Subordinated Bond Classes	Principal Balance of Loans Sold	Gain Recognized
Year ended December 31, 2004:
NMFT Series 2004-4	$2,459,875	$13,628	$94,911	$2,500,000	$21,721
NMFT Series 2004-3	2,149,260	9,520	104,901	2,199,995	40,443
NMFT Series 2004-2	1,370,021	6,244	67,468	1,399,999	8,961
NMFT Series 2004-1	1,722,282	7,987	92,059	1,750,000	64,112
NMFT Series 2003-4 (A)	472,391	1,880	22,494	479,810	9,015

	$8,173,829	$39,259	$381,833	$8,329,804	$144,252

Year ended December 31, 2003:
NMFT Series 2003-4	$1,004,427	$3,986	$47,499	$1,019,922	$22,035
NMFT Series 2003-3	1,472,920	5,829	84,268	1,499,374	34,544
NMFT Series 2003-2	1,476,358	5,843	78,686	1,499,998	50,109
NMFT Series 2003-1	1,253,820	5,116	82,222	1,300,141	29,614

	$5,207,525	$20,774	$292,675	$5,319,435	$136,302

Year ended December 31, 2002:
NMFT Series 2002-3	$734,584	$2,939	$39,099	$750,003	$29,353
NMFT Series 2002-2	300,304	1,173	22,021	310,000	10,459
NMFT Series 2002-1	485,824	1,958	29,665	499,998	8,082

	$1,520,712	$6,070	$90,785	$1,560,001	$47,894

(A)	On January 14, 2004 NovaStar Mortgage delivered the remaining $479.8 million in loans collateralizing NMFT Series 2003-4. All of the bonds were issued to the third-party investor at the date of initial close, but the Company did not receive the escrowed proceeds related to the final close until January 14, 2004.

In the securitizations, the Company retains interest-only, prepayment penalty and other subordinated interests in the underlying cash flows and servicing responsibilities. The value of the Company’s retained interests is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

During 2004 and 2003, United States of America government-sponsored enterprises purchased 55% and 70%, respectively, of the bonds sold to the third-party investors in the Company’s securitization transactions. The investors and securitization trusts have no recourse to the Company’s assets for failure of borrowers to pay when due except when defects occur in the loan documentation and underwriting process, either through processing errors made by the Company or through intentional or unintentional misrepresentations made by the borrower or agents during those processes. Refer to Note 8 for further discussion.

Fair value of the subordinated bond classes at the date of securitization is measured by estimating the open market sales price of a similar loan pool. An implied yield (discount rate) is calculated based on the value derived and using projected cash flows generated using key economic assumptions. Key economic assumptions used to project cash flows at the time of loan securitization during the three years ended December 31, 2004 were as follows:

Mortgage Loan Collateral for NovaStar Mortgage Funding Trust Series	Constant Prepayment Rate	Average Life (in Years)	Expected Total Credit Losses, Net of Mortgage Insurance (A)	Discount Rate
2004-4	35%	2.29	4.0%	25%
2004-3	34	2.44	4.5	19
2004-2	31	2.70	5.1	26
2004-1	33	2.71	5.9	20
2003-4	30	3.06	5.1	20
2003-3	22	3.98	3.6	20
2003-2	25	3.54	2.7	28
2003-1	28	3.35	3.3	20
2002-3	30	3.09	1.0	20
2002-2	27	3.13	1.6	25
2002-1	32	2.60	1.7	20

(A)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called.

Note 3. Mortgage Securities – Available-for-Sale

Available-for-sale mortgage securities consisted of the Company’s investment in the interest-only, prepayment penalty and other subordinated securities that the trust issued. The primary bonds were sold to parties independent of the Company. Management estimates their fair value by discounting the expected future cash flow of the collateral and bonds. The average yield on mortgage securities is the interest income for the year as a percentage of the average fair market value on mortgage securities. The cost basis, unrealized gains and losses, estimated fair value and average yield of mortgage securities as of December 31, 2004 and 2003 were as follows (dollars in thousands):

	Cost Basis	Gross Unrealized		Estimated Fair Value	Average Yield
		Gains	Losses
As of December 31, 2004	$409,946	$79,229	$—	$489,175	31.4%
As of December 31, 2003	294,562	87,826	101	382,287	34.3

The $101,000 gross unrealized loss as of December 31, 2003 was on NMFT Series 1999-1. During 2004, management concluded that the decline in value on this security and other securities in the Company’s mortgage securities portfolio were other-than-temporary. As a result, the Company recognized an impairment on mortgage securities – available-for-sale of $15.9 million in 2004. The impairments were a result of a significant increase in short-term interest rates during the year as well as higher than anticipated prepayments. While the Company uses forward yield curves in valuing mortgage securities, the increase in two-year and three-year swap rates was greater than the forward yield curve had anticipated, thus causing a greater than expected decline in value. Prepayments were higher than expected due to substantial increases in housing prices in the past few years.

The following table is a rollforward of mortgage securities – available-for-sale from January 1, 2003 to December 31, 2004 (in thousands):

	Cost Basis	Net Unrealized Gain	Estimated Fair Value of Mortgage Securities
As of January 1, 2003	$102,665	$76,214	$178,879

Increases (decreases) to mortgage securities:
New securities retained in securitizations	292,675	7,077	299,752
Accretion of income (A)	78,097	—	78,097
Proceeds from paydowns of securities (A) (B)	(178,875)	—	(178,875)
Mark-to-market value adjustment	—	4,434	4,434

Net increase to mortgage securities	191,897	11,511	203,408

As of December 31, 2003	294,562	87,725	382,287

Increases (decreases) to mortgage securities:
New securities retained in securitizations	381,833	6,637	388,470
Accretion of income (A)	100,666	—	100,666
Proceeds from paydowns of securities (A)(B)	(351,213)	—	(351,213)
Impairment on mortgage securities - available-for-sale	(15,902)	—	(15,902)
Mark-to-market value adjustment	—	(15,133)	(15,133)

Net increase (decrease) to mortgage securities	115,384	(8,496)	106,888

As of December 31, 2004	$409,946	$79,229	$489,175

(A)	Cash received on mortgage securities with no cost basis was $32.2 million for the year ended December 31, 2004 and $20.7 million for the year ended December 31, 2003.

(B)	For mortgage securities with a remaining cost basis, the Company reduces the cost basis by the amount of cash that is contractually due from the securitization trusts. In contrast, for mortgage securities in which the cost basis has previously reached zero, the Company records in interest income the amount of cash that is contractually due from the securitization trusts. In both cases, there are instances where the Company may not receive a portion of this cash until after the balance sheet reporting date. Therefore, these amounts are recorded as receivables from the securitization trusts and included in other assets. As of December 31, 2004 and December 31, 2003, the Company had receivables from securitization trusts of $4.0 million and $0.1 million, respectively, related to mortgage securities with a remaining cost basis. Also, the Company had receivables from securitization trusts of $0.7 million related to mortgage securities with a zero cost basis as of December 31, 2004.

Maturities of mortgage securities owned by the Company depend on repayment characteristics and experience of the underlying financial instruments. The Company expects the securities it owns as of December 31, 2004 to mature in one to five years.

All mortgage securities owned by the Company are pledged for borrowings as discussed in Note 7.

During 2004 and 2003, the Company securitized the interest-only, prepayment penalty and subordinated securities of various securitizations and issued NovaStar Net Interest Margin Certificates (NIMs). These resecuritizations were accounted for as secured borrowings. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, control over the transferred assets was not surrendered and thus the transactions were recorded as financings for the mortgage securities. The detail of these transactions is shown in Note 7.

As of December 31, 2004, key economic assumptions and the sensitivity of the current fair value of retained interests owned by the Company to immediate adverse changes in those assumptions are as follows, on average for the portfolio (dollars in thousands):

Carrying amount/fair value of retained interests	$489,175
Weighted average life (in years)	1.8

Weighted average prepayment speed assumption (CPR)	39
Fair value after a 10% increase	$479,571
Fair value after a 25% increase	$478,020

Weighted average expected annual credit losses (percent of current collateral balance)	3.3
Fair value after a 10% increase	$467,837
Fair value after a 25% increase	$440,032

Weighted average residual cash flows discount rate (percent)	22
Fair value after a 500 basis point increase	$464,423
Fair value after a 1000 basis point increase	$442,335

Market interest rates
Fair value after a 100 basis point increase	$456,057
Fair value after a 200 basis point increase	$422,580

These sensitivities are hypothetical and should be used with caution. As the analysis indicates, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

The actual static pool credit loss as of December 31, 2004 was 0.21% and the cumulative projected static pool credit loss for the remaining life of the securities is 2.49%. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

The table below presents quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them (in thousands):

	December 31,
	Total Principal Amount of Loans (A)		Principal Amount of Loans 30 Days or More Past Due		Net Credit Losses During the Year Ended December 31,
	2004	2003	2004	2003	2004		2003
Loans securitized (C)	$11,350,311	$6,428,364	$324,333	$201,774	$21,535		$7,700
Loans held-for-sale	720,035	674,031	3,383	3,125	1,097		498
Loans held-in-portfolio	59,836	96,729	10,174	15,313	2,490	(B)	4,402	(B)

Total loans managed or securitized	$12,130,182	$7,199,124	$337,890	$220,212	$25,122		$12,600

(A)	Includes assets acquired through foreclosure.

(B)	Excludes mortgage insurance proceeds on policies paid by the Company and includes interest accrued on loans 90 days or more past due for which the Company had discontinued interest accrual.

(C)	Loans under removal of accounts provision have not been repurchased from the securitization trusts, therefore, they are included in loans securitized.

Note 4. Mortgage Securities - Trading

As of December 31, 2004, mortgage securities - trading consisted of an adjustable-rate mortgage-backed security with a fair market value of $143.2 million. For the year ended December 31, 2004, the Company recorded no gains or losses related to the security. As of December 31, 2004, the Company had pledged the security as collateral for financing purposes.

Note 5. Mortgage Servicing Rights

The Company records mortgage servicing rights arising from the transfer of loans to the securitization trusts. The following schedule summarizes the carrying value of mortgage servicing rights and the activity during 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Balance, January 1	$19,685	$7,906	$6,445
Amount capitalized in connection with transfer of loans to securitization trusts	39,259	20,774	6,070
Amortization	(16,934)	(8,995)	(4,609)

Balance, December 31	$42,010	$19,685	$7,906

The estimated fair value of the servicing rights aggregated $58.6 million and $33.8 million at December 31, 2004 and December 31, 2003, respectively. The fair value is estimated by discounting estimated future cash flows from the servicing assets using discount rates that approximate current market rates. The fair value as of December 31, 2004 was determined utilizing a 15% discount rate, credit losses net of mortgage insurance (as a percent of current principal balance) of 3.3% and an annual prepayment rate of 39%. The fair value as of December 31, 2003 was determined utilizing a 15% discount rate, credit losses net of mortgage insurance (as a percent of current principal balance) of 2.8% and an annual prepayment rate of 26%. There was no allowance for the impairment of mortgage servicing rights as of December 31, 2004, 2003 and 2002.

Mortgage servicing rights are amortized in proportion to and over the estimated period of net servicing income. The estimated amortization expense for 2005, 2006, 2007, 2008, 2009 and thereafter is $16.4 million, $8.7 million, $4.7 million, $3.1 million, $2.2 million and $6.9 million, respectively.

The Company receives annual servicing fees approximating 0.50% of the outstanding balance and rights to future cash flows arising after the investors in the securitization trusts have received the return for which they contracted. Servicing fees received from the securitization trusts were $41.5 million, $21.1 million and $10.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company holds, as custodian, principal and interest collected from borrowers on behalf of the securitization trusts, as well as, funds collected from borrowers to ensure timely payment of hazard and primary mortgage insurance and property taxes related to the properties securing the loans. These funds are not owned by the Company and are held in trust. The Company held, as custodian, $471.5 million and $188.8 million at December 31, 2004 and 2003, respectively.

Note 6. Property and Equipment, Net

Property and equipment consisted of the following at December 31, (in thousands):

	2004	2003
Office and computer equipment	$18,957	$13,617
Furniture and fixtures	8,406	7,209
Leasehold improvements	3,423	3,048

	30,786	23,874
Less accumulated depreciation	15,310	9,337

Property and equipment, net	$15,476	$14,537

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $6.1 million, $3.9 million and $1.2 million, respectively.

Note 7. Borrowings

Short-term Borrowings The following tables summarize the Company’s repurchase agreements as of December 31, 2004 and 2003 (dollars in thousands):

	Maximum Borrowing Capacity	Rate	Days to Reset	Balance	Average Daily Balance During the Year	Weighted Average Interest Rate During the Year	Maximum Amount Outstanding During the Year
December 31, 2004
Short-term borrowings (indexed to one-month LIBOR):
Repurchase agreement expiring November 15, 2005	$1,000,000	3.39%	1	$488,089
Repurchase agreement expiring March 30, 2005	800,000	3.25	11	128,107
Repurchase agreement expiring October 7, 2005	800,000	3.30	25	104,693
Repurchase agreement expiring June 30, 2005	750,000	2.88	1	36,113
Repurchase agreement expiring April 30, 2005	300,000	2.93	25	8,643
Repurchase agreement expiring August 26, 2005	100,000	3.90	12	3,971
Repurchase agreement, expiring January 24, 2005	135,912	2.47	24	135,912

Total short-term borrowings	$3,885,912			$905,528	$1,226,313	2.96%	$2,587,112

December 31, 2003
Short-term borrowings (indexed to one-month LIBOR):
Repurchase agreement expiring March 31, 2004	$600,000	2.91%	22	$100,161
Repurchase agreement expiring June 5, 2004	600,000	1.87	16	431,515
Repurchase agreement expiring April 30, 2004	300,000	1.64	26	28,179
Repurchase agreement expiring September 8, 2004	500,000	—	—	—
Repurchase agreement expiring May 22, 2004	300,000	2.25	15	214,899
Repurchase agreement expiring October 23, 2004	575,000	2.17	15	97,782

Total short-term borrowings	$2,875,000			$872,536	$915,689	2.57%	$1,574,156

The Company’s mortgage loans and securities are pledged as collateral on borrowings. All short-term financing arrangements require the Company to maintain minimum tangible net worth, meet a minimum equity ratio test and comply with other customary debt covenants. Management believes the Company is in compliance with all debt covenants.

Repurchase agreements generally contain margin calls under which a portion of the borrowings must be repaid if the fair value of the mortgage securities – available-for-sale or mortgage loans collateralizing the repurchase agreements falls below a contractual ratio to the borrowings outstanding.

Asset-backed Bonds (ABB) The Company issued ABB secured by its mortgage loans as a means for long-term financing. For financial reporting and tax purposes, the mortgage loans held-in-portfolio as collateral are recorded as assets of the Company and the ABB are recorded as debt. Interest and principal on each ABB is payable only from principal and interest on the underlying mortgage loans collateralizing the ABB. Interest rates reset monthly and are indexed to one-month LIBOR. The estimated weighted-average months to maturity is based on estimates and assumptions made by management. The actual maturity may differ from expectations. However, the Company retains the option to repay the ABB, and reacquire the mortgage loans, when the remaining unpaid principal balance of the underlying mortgage loans falls below 35% of their original amounts for issue 1997-1 and 25% on 1997-2, 1998-1 and 1998-2.

The Company issued NIMs secured by its mortgage securities available-for-sale as a means for long-term financing. For financial reporting and tax purposes, the mortgage securities available-for-sale collateral are recorded as assets of the Company and the ABB are recorded as debt. The performance of the mortgage loan collateral underlying these securities, as presented in Note 2 directly affects the performance of these bonds. The estimated weighted average months to maturity are based on estimates and assumptions made by management. The actual maturity may differ from expectations. The following table summarized the NIMs transactions for the years ending December 31, 2004 and 2003 (dollars in thousands):

	Date Issued	Bonds Issued	Interest Rate	Collateral (NMFT Series) (A)
Year ended December 31, 2004:
Issue 2004-N1	February 19, 2004	$156,600	4.46%	2003-3 and 2003-4
Issue 2004-N2	July 23, 2004	157,500	4.46	2004-1 and 2004-2
Issue 2004-N3	December 21, 2004	201,000	3.97	2004-3 and 2004-4

Year ended December 31, 2003:
Issue 2003-N1	July 2, 2003	54,000	7.39	2003-2

(A)	The NIMs transactions are secured by the interest-only, prepayment penalty and subordinated securities of the respective mortgage securities – available-for-sale.

Following is a summary of outstanding ABB and related loans (dollars in thousands):

	Asset-backed Bonds			Mortgage Loans
	Remaining Principal	Interest Rate		Remaining Principal (A)		Weighted Average Coupon		Estimated Weighted Average Months to Call
As of December 31, 2004:
NovaStar Home Equity Series:
Collateralizing Mortgage Loans:
Issue 1997-1	$5,508	2.69%		$6,939		10.36%		—
Issue 1997-2	8,333	2.69		9,414		10.29		—
Issue 1998-1	13,827	2.58		16,152		9.95		—
Issue 1998-2	25,785	2.59		27,331		9.76		—

	$53,453			$59,836

Collateralizing Mortgage Securities – Available-for-Sale:
Issue 2003-N1	$5,825	7.39	%(C)	(C	)	(C	)	(C	)
Issue 2004-N1	48,830	4.46	(D)	(D	)	(D	)	(D	)
Issue 2004-N2	93,586	4.46	(E)	(E	)	(E	)	(E	)
Issue 2004-N3	193,093	3.97	(F)	(F	)	(F	)	(F	)
Unamortized debt issuance costs, net	(4,893)

	$336,441

As of December 31, 2003:
NovaStar Home Equity Series:
Collateralizing Mortgage Loans:
Issue 1997-1	$10,249	1.63%		$11,721		10.17%		—
Issue 1997-2	13,177	1.63		14,629		10.51		—
Issue 1998-1	24,337	1.54		27,118		9.94		—
Issue 1998-2	41,621	1.55		43,261		9.87		—

	$89,384			$96,729

Collateralizing Mortgage Securities - Available-for-Sale:
Issue 2002-C1	$7,070	7.15	%(B)	(B	)	(B	)	(B	)
Issue 2003-N1	38,100	7.39	(C)	(C	)	(C	)	(C	)
Unamortized debt issuance costs, net	(1,574)

	$43,596

(A)	Includes assets acquired through foreclosure.

(B)	Collateral for the 2002-C1 asset backed bond is the AAA-IO and prepayment penalty mortgage securities of NMFT 2001-1 and NMFT 2001-2.

(C)	Collateral for the 2003-N1 asset backed bond is the interest-only, prepayment penalty and subordinated mortgage securities of NMFT 2003-2.

(D)	Collateral for the 2004-N1 asset backed bond is the interest-only, prepayment penalty and subordinated mortgage securities of NMFT 2003-3 and NMFT 2003-4.

(E)	Collateral for the 2004-N2 asset backed bond is the interest-only, prepayment penalty and subordinated mortgage securities of NMFT 2004-1 and NMFT 2004-2.

(F)	Collateral for the 2004-N3 asset backed bond is the interest-only, prepayment penalty and subordinated mortgage securities of NMFT 2004-3 and NMFT 2004-4.

The following table summarizes the expected repayment requirements relating to the securitization bond financing at December 31, 2004. Amounts listed as bond payments are based on anticipated receipts of principal and interest on underlying mortgage loan collateral using expected prepayment speeds (in thousands):

Asset-backed Bonds
2005	$283,058
2006	82,503
2007	15,665
2008	5,649
2009	4,505
Thereafter	3,407

In connection with the lending agreement with UBS Warburg Real Estate Securities, Inc. (UBS), NovaStar Mortgage SPV I (NovaStar Trust), a Delaware statutory trust, has been established by NovaStar Mortgage, Inc. (NMI) as a wholly owned special-purpose warehouse finance subsidiary whose assets and liabilities are included in the Company’s consolidated financial statements.

NovaStar Trust has agreed to issue and sell to UBS mortgage notes (the “Notes”). Under the legal agreements which document the issuance and sale of the Notes:

•	all assets which are from time to time owned by NovaStar Trust are legally owned by NovaStar Trust and not by NMI.

•	NovaStar Trust is a legal entity separate and distinct from NMI and all other affiliates of NMI.

•	the assets of NovaStar Trust are legally assets only of NovaStar Trust, and are not legally available to NMI and all other affiliates of NMI or their respective creditors, for pledge to other creditors or to satisfy the claims of other creditors.

•	none of NMI or any other affiliate of NMI is legally liable on the debts of NovaStar Trust, except for an amount limited to 10% of the maximum dollar amount of the Notes permitted to be issued.

•	the only assets of NMI which result from the issuance and sale of the Notes are:

1)	any cash portion of the purchase price paid from time to time by NovaStar Trust in consideration of Mortgage Loans sold to NovaStar Trust by NMI; and

2)	the value of NMI’s net equity investment in NovaStar Trust.

As of December 31, 2004, NovaStar Trust had the following assets:

1)	whole loans: $488.9 million

2)	real estate owned properties: $0, and

3)	cash and cash equivalents: $1.3 million.

As of December 31, 2004, NovaStar Trust had the following liabilities and equity:

1)	short-term debt due to UBS: $488.1 million, and

2)	$2.1 million in members’ equity investment.

Note 8. Commitments and Contingencies

Commitments The Company has commitments to borrowers to fund residential mortgage loans as well as commitments to purchase and sell mortgage loans to third parties. At December 31, 2004, the Company had outstanding commitments to originate loans of $361.2 million. The Company had no commitments to purchase and sell loans at December 31, 2004. At December 31, 2003, the Company had outstanding commitments to originate, purchase and sell loans of $228 million, $60 million and $0, respectively. The commitments to originate and purchase loans do not necessarily represent future cash requirements, as some portion of the commitments are likely to expire without being drawn upon or may be subsequently declined for credit or other reasons.

The Company leases office space under various operating lease agreements. Rent expense for 2004, 2003 and 2002, aggregated $15.9 million, $7.5 million and $2.4 million, respectively. At December 31, 2004, future minimum lease commitments under those leases are as follows (in thousands):

Lease Obligations
2005	$8,540
2006	8,344
2007	8,127
2008	8,030
2009	8,022
Thereafter	7,902

The Company has entered into various lease agreements in which the lessor agreed to repay the Company for certain existing lease obligations. The Company received approximately $61,000, $2.3 million and $62,000 related to these agreements in 2004, 2003 and 2002, respectively. These agreements expired in 2004.

The Company has also entered into various sublease agreements for office space formerly occupied by the Company. The Company received approximately $1.2 million, $537,000 and $704,000 in 2004, 2003 and 2002, respectively under these agreements. These agreements expired in 2004.

In the ordinary course of business, the Company sells loans with recourse for borrower defaults. For loans that have been sold with recourse and are no longer on the Company’s balance sheet, the recourse component is considered a guarantee. The Company sold no loans with recourse for borrower defaults in 2004, compared to $151.2 million in 2003. The Company’s reserve related to these guarantees totaled $45,000 and $41,000 as of December 31, 2004 and 2003, respectively.

In the ordinary course of business, the Company sells loans with recourse where a defect occurred in the loan origination process and guarantees to cover investor losses should origination defects occur. Defects may occur in the loan documentation and underwriting process, either through processing errors made by the Company or through intentional or unintentional misrepresentations made by the borrower or agents during those processes. If a defect is identified, the Company is required to repurchase the loan. As of December 31, 2004 and 2003, the Company had loans sold with recourse with an outstanding principal balance of $11.4 billion and $6.4 billion, respectively. Repurchases of loans where a defect has occurred have been insignificant.

Contingencies Since April 2004, a number of substantially similar class action lawsuits have been filed and consolidated into a single action in United States District Court for the Western District of Missouri. The consolidated complaint names as defendants the Company and three of its executive officers and generally alleges that the defendants made public statements that were misleading for failing to disclose certain regulatory and licensing matters. The plaintiffs purport to have brought this consolidated action on behalf of all persons who purchased the Company’s common stock (and sellers of put options on the Company’s stock) during the period October 29, 2003 through April 8, 2004. On January 14, 2005, the Company filed a motion to dismiss this action, and on May 12, 2005, the court denied such motion. The Company believes that these claims are without merit and intends to vigorously defend against them.

In the wake of the securities class action, the Company has also been named as a nominal defendant in several derivative actions brought against certain of the Company’s officers and directors in Missouri and Maryland. The complaints in these actions generally claim that the defendants are liable to the Company for failing to monitor corporate affairs so as to ensure compliance with applicable state licensing and regulatory requirements.

In July 2004, an employee of NHMI filed a class and collective action lawsuit against NHMI and NMI in the California superior Court for the County of Los Angeles. Subsequently, NHMI and NMI removed the matter to the United States District court for the Central District of California. The plaintiff brought this class and collective action on behalf of herself and all past and present employees of NHMI and NMI who were employed since May 1, 2000 in the capacity generally described as Loan Officer. The plaintiff alleged that NHMI and NMI failed to pay her and the members of the class she purported to represent overtime premium and minimum wage as required by the Fair Labor Standards Act and California state laws for the period commencing May 1, 2000. In January 2005, the plaintiff and NHMI agreed upon a nationwide settlement in the nominal amount of $3.1 million on behalf of a class of all NHMI Loan Officers nationwide. The settlement, which is subject to court approval, covers all minimum wage and overtime claims going back to July 30, 2001, and includes the dismissal with prejudice of the claims against NMI. Since not all class members will elect to be part of the settlement, the Company estimated the probable obligation related to the settlement to be in a range of $1.3 million to $1.7 million. In accordance with SFAS No. 5, Accounting for Contingencies, the Company recorded a charge to earnings of $1.3 million in 2004.

In addition to those matters listed above, the Company is currently party to various other legal proceedings and claims. While management, including internal counsel, currently believes that the ultimate outcome of these proceedings and claims, individually and in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations, litigation is subject to inherent uncertainties. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs.

In April 2004, the Company also received notice of an informal inquiry from the Securities & Exchange Commission requesting that it provide various documents relating to its business. The Company has cooperated fully with the Commission’s inquiry and provided it with the requested information. The Company last provided information to the Commission in October 2004. We have received no additional requests or inquiries from the Commission since that time.

Note 9. Stockholders’ Equity

In November 2004, the Company completed a public offering of 1,725,000 shares of its common stock at $42.50 per share. The Company raised $70.1 million in net proceeds from this offering.

In the first quarter of 2004, the Company sold 2,990,000 shares of Series C Cumulative Redeemable Perpetual Preferred Stock, raising $72.1 million in net proceeds. The shares have a liquidation value of $25.00 per share and pay an annual coupon of 8.90% and are not convertible into any other securities. The Company may, at its option, redeem the preferred stock, in the aggregate or in part, at any time on or after January 22, 2009. As such, this stock is not considered mandatorily or contingently redeemable under the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity and is therefore classified as a component of equity.

On May 21, 2003, the Company completed a public offering of 1,207,500 shares of its common stock at $22.13 per share. The Company raised $25.2 million in net proceeds from this offering. The Company completed another public offering of 1,403,000 shares of its common stock at $38.50 per share on November 7, 2003, resulting in $51.7 million in net proceeds.

On May 2, 2003, the Company established a direct stock purchase and dividend reinvestment plan. The Plan allows for the purchase of stock directly from the Company and/or the automatic reinvestment of all or a percentage of the dividends shareholders receive. The Plan allows for a discount from market of up to 3%. The Company sold 1,104,488 shares of its common stock during 2004 at a weighted average discount of 1.4%. Net proceeds of $51.2 million were raised under these sales of common stock. Under the Plan, the Company sold 578,120 shares of its common stock during 2003 at a weighted average discount of 1.9%. Net proceeds of $17.0 million were raised under these sales of common stock.

The Board of Directors declared a two-for-one split of its common stock, providing shareholders of record as of November 17, 2003, with one additional share of common stock for each share owned. The additional shares resulting from the split were issued on December 1, 2003 increasing the number of common shares outstanding to 24.1 million. Share amounts and earnings per share disclosures for 2002 have been restated to reflect the stock split.

The Company’s Board of Directors has approved the purchase of up to $9 million of the Company’s common stock. No shares were purchased during the three years ended December 31, 2004. Under Maryland law, shares purchased under this plan are to be returned to the Company’s authorized but unissued shares of common stock. Common stock purchased under this plan is charged against additional paid-in capital.

In connection with various regulatory lending requirements, certain wholly-owned subsidiaries of the Company are required to maintain minimum levels of net worth. At December 31, 2004, the highest minimum net worth requirement applicable to each subsidiary was $250,000. The wholly-owned subsidiaries were in compliance with these requirements as of December 31, 2004.

The following is a rollforward of accumulated other comprehensive income for the three years ended December 31, 2004 (in thousands):

	Available- for-Sale Mortgage Securities	Derivative Instruments Used in Cash Flow Hedges	Total
Balance, January 1, 2002	$16,990	$(7,813)	$9,177
Change in unrealized gain (loss), net of related tax effects	55,649	(11,492)	44,157
Net settlements reclassified to earnings	—	9,704	9,704
Other amortization	—	(103)	(103)

Other comprehensive income (loss)	55,649	(1,891)	53,758

Balance, December 31, 2002	72,639	(9,704)	62,935

Change in unrealized gain (loss), net of related tax effects	15,086	(1,038)	14,048
Net settlements reclassified to earnings	—	8,303	8,303
Other amortization	—	(103)	(103)

Other comprehensive income	15,086	7,162	22,248

Balance, December 31, 2003	87,725	(2,542)	85,183

Change in unrealized (loss), net of related tax effects	(24,398)	(38)	(24,436)
Impairment reclassified to earnings	15,902	—	15,902
Net settlements reclassified to earnings	—	2,497	2,497
Other amortization	—	(26)	(26)

Other comprehensive income (loss)	(8,496)	2,433	(6,063)

Balance, December 31, 2004	$79,229	$(109)	$79,120

Note 10. Derivative Instruments and Hedging Activities

The Company’s objective and strategy for using derivative instruments is to mitigate the risk of increased costs on its variable rate liabilities during a period of rising rates. The Company’s primary goals for managing interest rate risk are to maintain the net interest margin between its assets and liabilities and diminish the effect of changes in general interest rate levels on the market value of the Company.

The derivative instruments used by the Company to manage this risk are interest rate caps and interest rate swaps. Interest rate caps are contracts in which the Company pays either an upfront premium or monthly or quarterly premium to a counterparty. In return, the Company receives payments from the counterparty when interest rates rise above a certain rate specified in the contract. During 2004, 2003 and 2002, premiums paid related to interest rate cap agreements aggregated $1.6 million, $7.4 million and $3.9 million, respectively. When premiums are financed by the Company, a liability is recorded for the premium obligation. Premiums due to counterparties as of December 31, 2004 and 2003 were $1.9 million and $3.5 million, respectively, and bear a weighted average interest rate of 1.9% in 2004 and 2003. The future contractual maturities of premiums due to counterparties as of December 31, 2004 are $1.4 million and $0.5 million due in 2005 and 2006, respectively. The interest rate swap agreements to which the Company is party stipulate that the Company pay a fixed rate of interest to the counterparty and the counterparty pays the company a variable rate of interest based on the notional amount of the contract. The liabilities the Company hedges are asset-backed bonds and borrowings under its mortgage loan and mortgage security repurchase agreements as discussed in Note 7.

All of the Company’s derivative instruments that meet the hedge accounting criteria of SFAS No. 133 are considered cash flow hedges. During the three years ended December 31, 2004, there was no hedge ineffectiveness. The Company also has derivative instruments that do not meet the requirements for hedge accounting. However, these instruments also contribute to the Company’s overall risk management strategy by serving to reduce interest rate risk on average short-term borrowings used to fund loans held-for-sale. The following tables present derivative instruments as of December 31, 2004 and 2003 (dollars in thousands):

	Notional Amount	Fair Value	Maximum Days to Maturity
As of December 31, 2004:
Cash flow hedge derivative instruments	$35,000	$(179)	84
Non-hedge derivative instruments	1,965,000	12,141	1,089

Total derivative instruments	$2,000,000	$11,962

As of December 31, 2003:
Cash flow hedge derivative instruments	$250,000	$(3,224)	450
Non-hedge derivative instruments	2,085,144	1,255	1,090

Total derivative instruments	$2,335,144	$(1,969)

The Company recognized $3.1 million, $9.4 million and $10.3 million during the three years ended December 31, 2004, 2003 and 2002, respectively, in net expense on derivative instruments qualifying as cash flow hedges, which is recorded as a component of interest expense.

The net amount included in other comprehensive income expected to be reclassified into earnings within the next twelve months is a charge to earnings of approximately $179,000 ($109,000, net of income tax benefit).

The derivative financial instruments we use also subject us to “margin call” risk. The Company’s deposits with derivative counterparties were $6.7 million and $20.9 million as of December 31, 2004 and 2003, respectively.

The Company’s derivative instruments involve, to varying degrees, elements of credit and market risk in addition to the amount recognized in the consolidated financial statements.

Credit Risk The Company’s exposure to credit risk on derivative instruments is limited to the cost of replacing contracts should the counterparty fail. The Company seeks to minimize credit risk through the use of credit approval and review processes, the selection of only the most creditworthy counterparties, continuing review and monitoring of all counterparties, exposure reduction techniques and thorough legal scrutiny of agreements. Before engaging in negotiated derivative transactions with any counterparty, the Company has in place fully executed written agreements. Agreements with counterparties also call for full two-way netting of payments. Under these agreements, on each payment exchange date all gains and losses of counterparties are netted into a single amount, limiting exposure to the counterparty to any net receivable amount due.

Market Risk The potential for financial loss due to adverse changes in market interest rates is a function of the sensitivity of each position to changes in interest rates, the degree to which each position can affect future earnings under adverse market conditions, the source and nature of funding for the position, and the net effect due to offsetting positions. The derivative instruments utilized leave the Company in a market position that is designed to be a better position than if the derivative instrument had not been used in interest rate risk management.

Other Risk Considerations The Company is cognizant of the risks involved with derivative instruments and has policies and procedures in place to mitigate risk associated with the use of derivative instruments in ways appropriate to its business activities, considering its risk profile as a limited end-user.

Note 11. Income Taxes

The components of income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2004, 2003 and 2002, as reclassified to reflect the operations of branches closed from January 1, 2005 to September 30, 2005 as discontinued operations for the year ended December 31, 2004, were as follows (in thousands):

	For the Year Ended December 31,
	2004	2003	2002
Current:
Federal	$8,586	$24,181	$2,303
State and local	1,028	4,527	318

Total current	9,614	28,708	2,621

Deferred: (A)
Federal	(1,258)	(4,926)	(4,088)
State and local	(64)	(922)	(564)

Total deferred	(1,322)	(5,848)	(4,652)

Total income tax expense (benefit)	$8,292	$22,860	$(2,031)

(A)	Does not reflect the deferred tax effects of unrealized gains and losses on derivative financial instruments that are included in stockholders’ equity. As a result of these tax effects, stockholders’ equity decreased by $587,000 and $779,000 in 2004 and 2003, respectively.

A reconciliation of the expected federal income tax expense using the federal statutory tax rate of 35 percent to the taxable REIT subsidiary’s actual income tax expense and resulting effective tax rate from continuing operations for the years ended December 31, 2004, 2003 and 2002 were as follows (in thousands):

	For the Year Ended December 31,
	2004	2003	2002
Income tax at statutory rate (taxable REIT subsidiary)	$6,851	$18,102	$(3,755)
Taxable gain on security sale to REIT	1,342	2,761	805
State income taxes, net of federal tax benefit	627	1,549	(442)
Nondeductible expenses	240	228	117
Reduction of estimated income tax accruals	(904)	—	—
Other	136	220	1,244

Total income tax expense (benefit)	$8,292	$22,860	$(2,031)

Significant components of the taxable REIT subsidiary’s deferred tax assets and liabilities at December 31, 2004 and 2003 were as follows (in thousands):

	December 31,
	2004	2003
Deferred tax assets:
Excess inclusion income	$18,449	$10,242
Deferred compensation	5,158	2,319
Deferred lease incentive income	1,026	—
Deferred loan fees, net	548	—
Mark-to-market adjustment on held-for-sale loans	4,871	7,724
State net operating loss carryforwards	2,353	1,470
Accrued expenses for branch closings	743	87
Accrued expenses, other	666	630
Allowance for losses on loans and other real estate	552	142
Other	427	671

Gross deferred tax asset	34,793	23,285
Valuation allowance	(2,353)	(1,470)

Deferred tax asset	32,440	21,815

Deferred tax liabilities:
Mortgage servicing rights	16,199	7,677
Mark-to-market adjustment on derivative instruments	2,706	—
Premises and equipment	2,119	2,319
Other	226	1,364

Deferred tax liability	21,250	11,360

Net deferred tax asset	$11,190	$10,455

The valuation allowance included in the taxable REIT subsidiary’s deferred tax assets at December 31, 2004 and 2003 represent state net operating loss carryforwards for which it is more likely than not that realization will not occur. The state net operating losses will expire in varying amounts through 2024. The $0.9 million increase in the valuation allowance for deferred tax assets resulted from state net operating losses being generated by the taxable REIT subsidiary in 2004 where realization is not expected to occur.

Note 12. Employee Benefit Plans

The NovaStar Financial, Inc. 401(k) Plan (the Plan) is a defined contribution plan which allows eligible employees to save for retirement through pretax contributions. Under the Plan, employees of the Company may contribute up to the statutory limit. The Company may elect to match a certain percentage of participants’ contributions. The Company may also elect to make a discretionary contribution, which is allocated to participants based on each participant’s compensation. Contributions to the Plan by the Company for the years ended December 31, 2004, 2003 and 2002 were $3.1 million, $2.0 million and $806,000, respectively.

The Company’s Deferred Compensation Plan (the DCP) is a nonqualified deferred compensation plan that benefits certain designated key members of management and highly compensated employees and allows them to defer payment of a portion of their compensation to future years. Under the DCP, an employee may defer up to 50% of his or her base salary, bonus and/or commissions on a pretax basis. The Company may make both voluntary and/or matching contributions to the DCP on behalf of DCP participants. All DCP assets are corporate assets rather than individual property and are therefore subject to creditors’ claims against the Company. The Company made contributions to the DCP for the years ended December 31, 2004, 2003 and 2002 of $371,000, $643,000 and $482,000, respectively.

Note 13. Stock Compensation Plans

On June 8, 2004, the Company’s 1996 Stock Option Plan terminated except for outstanding awards that remain to become vested, exercised or free of restrictions and was replaced by the 2004 Incentive Stock Plan (the Plan). The Plan provides for the grant of qualified incentive stock options (ISOs), non-qualified stock options (NQSOs), deferred stock, restricted stock, performance share awards, dividend equivalent rights (DERs) and stock appreciation and limited stock appreciations awards (SARs). The Company has granted ISOs, NQSOs, restricted stock, performance share awards and DERs. ISOs may be granted to the officers and employees of the Company. NQSOs, DERs, SARs and stock awards may be granted to the directors, officers, employees, agents and consultants of the Company or any subsidiaries. Under the terms of the Plan, the number of shares available for grant is equal to 2.5 million shares of common stock. The Plan will remain in effect unless terminated by the Board of Directors or no shares of stock remain available for awards to be granted.

Prior to 2003, the Company accounted for stock-based compensation plans under the recognition and measurement provisions of APB No. 25 and related interpretations. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123. The Company selected the modified prospective method of adoption described in SFAS No. 148. Compensation cost recognized in 2003 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. See Note 1.

In accordance with the provisions of SFAS No. 123 and SFAS No. 148, $1.8 million and $1.3 million of stock-based compensation expense was recorded in 2004 and 2003. In accordance with APB No. 25, total stock-based compensation expense was $2.5 million for the year ended December 31, 2002.

All options have been granted at exercise prices greater than or equal to the estimated fair value of the underlying stock at the date of grant. Outstanding options vest equally over four years and expire ten years after the date of grant. The following table summarizes stock option activity for 2004, 2003 and 2002, respectively:

	2004		2003		2002
Stock Options	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding at the beginning of year	746,800	$8.22	1,032,670	$7.40	1,078,840	$4.69
Granted	15,000	33.59	15,000	22.66	314,000	12.05
Exercised	(305,700)	6.55	(275,390)	5.98	(355,250)	3.05
Forfeited	(22,500)	10.50	(25,480)	7.79	(4,920)	8.25

Outstanding at the end of year	433,600	$10.16	746,800	$8.22	1,032,670	$7.40

Exercisable at the end of year	215,600	$7.48	275,050	$7.67	294,420	$7.63

Options granted since 2002 were granted with DERs. Under the terms of the DERs, a recipient is entitled to receive additional shares of stock upon the exercise of options. For employees, the DERs accrue at a rate equal to the number of options outstanding times sixty percent of the dividends per share amount at each dividend payment date. For directors, the DERs accrue at a rate equal to the number of options outstanding times the dividends per share amount at each dividend payment date. The accrued DERs convert to shares based on the stock’s fair value on the dividend payment date. Certain of the options exercised in 2004, 2003 and 2002 had DERs attached to them when issued. As a result of these exercises, an additional 47,969, 23,485 and 3,226 shares of common stock were issued in 2004, 2003 and 2002, respectively.

During 2004, the Company granted and issued 41,200 shares of restricted stock at an average fair market value of $46.42. The restricted stock awards vest over four years. Of these shares, 800 shares were forfeited in 2004.

Additionally, during the first quarter of 2004, the Company issued 39,112 shares of restricted stock as payment for bonus compensation earned by certain executives of the Company in 2003. The shares were issued at an average fair market value of $46.42. The shares are fully vested upon issuance.

In November 2004, the Company entered into a Performance Contingent Deferred Stock Award Agreement with an executive of the Company. Under the agreement, the Company will grant shares of restricted stock if certain performance targets based on wholesale nonconforming origination volume are achieved by the Company within a five-year period. The total number of shares that can be issued under this agreement is 100,000.

The following table presents information on stock options outstanding as of December 31, 2004.

	Outstanding			Exercisable
Exercise Price	Quantity	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Quantity	Weighted Average Exercise Price
$1.53 – $7.16	169,250	6.46	$4.65	118,500	$3.78
$7.91 - $12.22	220,600	7.56	11.78	87,100	11.46
$12.97 - $33.59	43,750	8.43	23.36	10,000	16.60

	433,600	7.22	$10.16	215,600	$7.48

Note 14. Branch Operations

Prior to 2004, the Company was party to limited liability company (“LLC”) agreements governing LLC’s formed to facilitate the operation of retail mortgage broker businesses as branches of NHMI. The LLC agreements provided for initial capitalization and membership interests of 99.9% to each branch manager and 0.1% to the Company. The Company accounted for its interest in the LLC agreements using the equity method of accounting. In December 2003, the Company determined it would terminate the LLC’s effective January 1, 2004. During February 2004, the Company notified the branch managers of the limited liability companies that the Company was terminating these agreements effective January 1, 2004. Continuing branches that formerly operated under these agreements became operating units of the Company and their financial results are included in the consolidated financial statements. The inclusion resulted in expected increases in general and administrative expenses, which were substantially offset by increases in related fee income. The Company did not purchase any assets or liabilities as a result of these branches becoming operating units.

As the demand for conforming loans has declined significantly during 2004, many branches have not been able to produce sufficient fees to meet operating expense demands. As a result of these conditions, a significant number of branch managers have voluntarily terminated employment with the Company. The Company has also terminated branches when loan production results were substandard. The Company considers a branch to be discontinued upon its termination date, which is the point in time when the operations cease. The discontinued operations apply to the branch operations segment presented in Note 15. The provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, require the results of operations associated with those branches terminated subsequent to January 1, 2004 to be classified as discontinued operations and segregated from the Company’s continuing results of operations for all periods presented. The Company has presented the operating results of those branches terminated through September 30, 2005, as discontinued operations in the Consolidated Statement of Income for the year ended December 31, 2004. The Consolidated Statements of Income for the years ended December 31, 2003 and 2002 have not been reclassified, as the effect of branch terminations on the operating results in those years is immaterial. The operating results of all discontinued operations are summarized as follows (in thousands):

For the Year Ended December 31, 2004
Fee income	$105,823
General and administrative expenses	120,077

Loss before income tax benefit	(14,254)
Income tax benefit	(5,488)

Loss from discontinued operations	$(8,766)

As of December 31, 2004, the Company has $0.9 million in cash, $1.7 million in receivables included in other assets and $2.6 million in payables included in accounts payable and other liabilities pertaining to discontinued operations, which are included in the consolidated balance sheets.

As of December 31, 2003, there were 423 such branches. For the years ended December 31, 2003 and 2002, the Company recorded fee income aggregating $12.8 million and $5.2 million, respectively, for providing administrative services for the branches. During 2003 and 2002, the aggregate amount of loans brokered by these branches was approximately $5.7 billion and $2.2 billion, respectively. Of those amounts, approximately $1.3 billion and $399.6 million, respectively, were acquired by the Company’s mortgage subsidiary. The aggregate premiums paid by the Company for loans brokered by these branches were approximately $15.1 million and $5.1 million for the years ended December 31, 2003 and 2002, respectively.

Note 15. Segment Reporting

The Company reviews, manages and operates its business in three segments. These business segments are: mortgage portfolio management, mortgage lending and loan servicing and branch operations. Mortgage portfolio management operating results are driven from the income generated on the assets the Company manages less associated management costs. Mortgage lending and loan servicing operations include the marketing, underwriting and funding of loan production. Servicing operations represent the income and costs to service the Company’s on and off -balance sheet loans. Branch operations include the collective income generated by NovaStar Home Mortgage, Inc. (NHMI) brokers and the associated operating costs. Also, the corporate-level income and costs to support the NHMI branches are represented in the branch operations segment. As discussed in Note 14, the LLC agreements were terminated effective January 1, 2004. Continuing branch operations that formerly operated under these agreements became operating units of the Company and their financial results are included in the consolidated financial statements. Branches that have terminated in 2004 have been segregated from the results of the ongoing operations of the Company for the year ended December 31, 2004. Following is a summary of the operating results of the Company’s primary operating units for the year ended December 31, 2004, 2003 and 2002, as reclassified to reflect the operations of branches closed from January 1, 2005 to September 30, 2005 as discontinued operations for the year ended December 31, 2004 (in thousands):

For the Year Ended December 31, 2004

	Mortgage Portfolio Management	Mortgage Lending and Loan Servicing	Branch Operations	Eliminations	Total
Interest income	$140,304	$83,759	$—	$(39)	$224,024
Interest expense	21,071	39,727	108	(8,316)	52,590

Net interest income before credit losses	119,233	44,032	(108)	8,277	171,434
Credit losses	(726)	—	—	—	(726)
Gains on sales of mortgage assets	360	113,211	—	31,379	144,950
Fee income	—	29,269	56,479	(28,505)	57,243
Losses on derivative instruments	(111)	(8,794)	—	—	(8,905)
Impairment on mortgage securities – available-for-sale	(15,902)	—	—	—	(15,902)
Other income (expense)	20,291	(10,135)	35	(7,800)	2,391
General and administrative expenses	(7,473)	(149,908)	(74,595)	13,938	(218,038)

Income (loss) before income tax	115,672	17,675	(18,189)	17,289	132,447
Income tax expense (benefit)	—	7,540	(7,094)	7,846	8,292

Income (loss) from continuing operations	115,672	10,135	(11,095)	9,443	124,155
Income (loss) from discontinued operations, net of income tax	—	—	4,463	(13,229)	(8,766)

Net income (loss)	$115,672	$10,135	$(6,632)	$(3,786)	$115,389

December 31, 2004:
Total assets	$1,078,064	$915,360	$35,283	$(167,396)	$1,861,311

For the Year Ended December 31, 2003

	Mortgage Portfolio Management	Mortgage Lending and Loan Servicing	Branch Operations	Eliminations	Total
Interest income	$109,542	$60,878	$—	$—	$170,420
Interest expense	17,433	31,055	—	(8,124)	40,364

Net interest income before credit recoveries	92,109	29,823	—	8,124	130,056
Credit recoveries	389	—	—	—	389
Gains (losses) on sales of mortgage assets	(1,911)	140,870	—	5,046	144,005
Fee income	65	37,505	40,290	(9,519)	68,341
Losses on derivative instruments	(894)	(29,943)	—	—	(30,837)
Other income (expense)	15,934	(14,563)	53	(4,114)	(2,690)
General and administrative expenses	(6,667)	(133,196)	(34,545)	—	(174,408)

Income (loss) before income tax	99,025	30,496	5,798	(463)	134,856
Income tax expense	—	20,580	2,280	—	22,860

Net income (loss)	$99,025	$9,916	$3,518	$(463)	$111,996

December 31, 2003:
Total assets	$563,930	$834,980	$17,276	$(16,229)	$1,399,957

For the Year Ended December 31, 2002

	Mortgage Portfolio Management	Mortgage Lending and Loan Servicing	Branch Operations	Eliminations	Total
Interest income	$73,407	$33,736	$—	$—	$107,143
Interest expense	15,650	20,715	—	(8,637)	27,728

Net interest income before credit recoveries	57,757	13,021	—	8,637	79,415
Credit recoveries	432	—	—	—	432
Gains (losses) on sales of mortgage assets	(791)	52,282	—	1,814	53,305
Fee income	432	18,084	21,495	(4,028)	35,983
Losses on derivative instruments	(2,282)	(34,559)	—	—	(36,841)
Other income (expense)	12,466	(6,532)	62	(6,966)	(970)
General and administrative expenses	(6,991)	(59,306)	(18,840)	543	(84,594)

Income (loss) before income tax	61,023	(17,010)	2,717	—	46,730
Income tax expense (benefit)	—	(3,372)	1,341	—	(2,031)

Net income (loss)	$61,023	$(13,638)	$1,376	$—	$48,761

December 31, 2002:
Total assets	$387,600	$1,053,477	$11,814	$(394)	1,452,497

Intersegment revenues and expenses that were eliminated in consolidation were as follows (in thousands):

	2004	2003	2002
Amounts paid to (received from) mortgage portfolio from (to) mortgage lending and loan servicing:
Loan servicing fees	$(423)	$(685)	$(1,074)
Administrative fees	—	—	(449)
Intercompany interest income	8,200	8,124	8,637
Guaranty, commitment, loan sale and securitization fees	10,833	9,244	6,001
Interest income on warehouse borrowings	47	—	—
Gain on sale of mortgage securities – available-for-sale retained in securitizations	(2,800)	—	—

Amounts paid to (received from) branch operations from (to) mortgage lending and loan servicing:
Lender premium	12,502	5,509	1,814
Subsidized fees	24	3,325	1,139
Interest income on warehouse line	(39)	—	—
Fee income on warehouse line	(30)	—	—
Administrative fees	—	—	(94)

Additionally, as previously discussed, the LLC agreements were terminated effective January 1, 2004 and all continuing branches that formerly operated under these agreements became operating units of the Company. As a result, during consolidation, the Company applied the provisions of SFAS No. 91 “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” to its branch operations segment. Based on SFAS No. 91, the Company defers certain nonrefundable fees and direct costs associated with the origination of loans in the branch operations segment which are subsequently brokered to the mortgage lending and servicing segment. The mortgage lending and servicing segment ultimately funds the loans and then sells the loans either through securitizations or outright sales to third parties. The net deferred cost (income) becomes part of the cost basis of the loans and serves to either increase (net deferred income) or decrease (net deferred cost) the gain or loss recognized by the mortgage lending and servicing segment. These transactions are accounted for in the eliminations column of the Company’s segment reporting. The following table summarizes these amounts for the year ended December 31, 2004 (in thousands):

2004
Gains on sales of mortgage assets	$8,472
Fee income	(15,524)
General & administrative expenses	13,938
Loss from discontinued operations	(6,745)

Note 16. Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

The estimated fair values of the Company’s financial instruments are as follows as of December 31, (in thousands):

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$268,563	$268,563	$118,180	$118,180
Mortgage loans:
Held-for-sale	747,594	758,932	697,992	715,414
Held-in-portfolio	59,527	61,214	94,717	96,455
Mortgage securities - available-for-sale	489,175	489,175	382,287	382,287
Mortgage securities - trading	143,153	143,153	—	—
Mortgage servicing rights	42,010	58,616	19,685	33,788
Deposits with derivative instrument counterparties	6,700	6,700	20,900	20,900
Financial liabilities:
Borrowings:
Short-term	905,528	905,528	872,536	872,536
Asset-backed bonds secured by mortgage loans	53,453	53,453	89,384	89,384
Asset-backed bonds secured by mortgage securities	336,441	336,726	43,596	44,253
Derivative instruments:
Interest rate cap agreements	5,819	5,819	6,679	6,679
Interest rate swap agreements	6,143	6,143	(8,648)	(8,648)

Cash and cash equivalents – The fair value of cash and cash equivalents approximates its carrying value.

Mortgage loans – The fair value for all loans is estimated by discounting the projected future cash flows using market discount rates at which similar loans made to borrowers with similar credit ratings and maturities would be discounted in the market.

Mortgage securities – available-for-sale - The fair value of mortgage securities – available-for-sale is estimated by discounting future projected cash flows using a discount rate commensurate with the risks involved.

Mortgage securities- trading – The fair value of mortgage securities - trading is estimated using quoted market prices.

Mortgage servicing rights – The fair value of mortgage servicing rights is calculated based on a discounted cash flow methodology incorporating numerous assumptions, including servicing income, servicing costs, market discount rates and prepayment speeds.

Deposits with derivative instrument counterparties – The fair value of deposits with counterparties approximates its carrying value.

Borrowings – The fair value of short-term borrowings and asset-backed bonds secured by mortgage loans approximates carrying value as the borrowings bear interest at rates that approximate current market rates for similar borrowings. The fair value of asset-backed bonds secured by mortgage securities is determined by the present value of future payments based on interest rate conditions at December 31, 2004 and 2003.

Derivative instruments – The fair value of derivative instruments is estimated by discounting the projected future cash flows using appropriate rates. The fair value of commitments to originate mortgage loans is estimated using the Black-Scholes option pricing model.

Note 17. Supplemental Disclosure of Cash Flow Information

(in thousands)	2004	2003	2002
Cash paid for interest	$51,431	$41,058	$37,546

Cash paid for income taxes	$27,944	$18,831	$3,581

Cash received on mortgage securities – available-for-sale with no cost basis	$32,244	$20,707	$—

Non-cash operating, investing and financing activities:
Cost basis of securities retained in securitizations	$381,833	$292,675	$90,785

Retention of mortgage servicing rights	$39,259	$20,774	$6,070

Change in loans under removal of accounts provision	$6,455	$3,020	$11,455

Change in due to trusts	$(6,455)	$(3,020)	$(11,455)

Assets acquired through foreclosure	$3,558	$6,619	$8,417

Dividends payable	$73,431	$30,559	$16,768

Dividend reinvestment plan program	$1,839	$1,247	$—

Restricted stock issued in satisfaction of prior year accrued bonus	$1,816	$—	$—

Surrender of warrants	$—	$—	$3,673

Note 18. Earnings Per Share

The computations of basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002, as reclassified to reflect the operations of branches closed from January 1, 2005 to September 30, 2005 as discontinued operations for the year ended December 31, 2004, are as follows (in thousands, except per share amounts):

	For the Year Ended December 31,
	2004	2003	2002
Numerator:
Income from continuing operations	$124,155	$111,996	$48,761
Dividends on preferred shares	(6,265)	—	—

Income from continuing operations available to common shareholders	117,890	111,996	48,761
Loss from discontinued operations, net of income tax	(8,766)	—	—

Net income available to common shareholders	$109,124	$111,996	$48,761

Denominator:
Weighted average common shares outstanding – basic:
Common shares outstanding	25,290	22,220	19,537
Convertible preferred stock	—	—	1,221

Weighted average common shares outstanding – basic	25,290	22,220	20,758

Weighted average common shares outstanding – dilutive:
Weighted average common shares outstanding – basic	25,290	22,220	20,758
Stock options	435	601	524
Restricted stock	38	—	—
Warrants	—	—	378

Weighted average common shares outstanding – dilutive	25,763	22,821	21,660

Basic earnings per share:
Income from continuing operations	$4.91	$5.04	$2.35
Dividends on preferred shares	(0.25)	—	—

Income from continuing operations available to common shareholders	4.66	5.04	2.35
Loss from discontinued operations, net of income tax	(0.35)	—	—

Net income available to common shareholders	$4.31	$5.04	$2.35

Diluted earnings per share:
Income from continuing operations	$4.82	$4.91	$2.25
Dividends on preferred shares	(0.24)	—	—

Income from continuing operations available to common shareholders	4.58	4.91	2.25
Loss from discontinued operations, net of income tax	(0.34)	—	—

Net income available to common shareholders	$4.24	$4.91	$2.25

The following stock options and warrants to purchase shares of common stock were outstanding during each period presented, but were not included in the computation of diluted earnings per share because the number of shares assumed to be repurchased, as calculated was greater than the number of shares to be obtained upon exercise, therefore, the effect would be antidilutive:

	For the Year Ended December 31,
	2004	2003	2002
Number of stock options and warrants (in thousands)	15	15	300
Weighted average exercise price	$33.59	$22.66	$12.50

Note 19. Subsequent Events

On February 22, 2005, the Company executed a securitization, NovaStar Mortgage Funding Trust Series 2005-1, which offered 15 rated classes of certificates with a face value of $2,073,750,000. The Company retained the Class C certificate, which was not covered by the prospectus. Class C has a notional amount of $2.1 billion, entitles the Company to excess and prepayment penalty fee cash flow from the underlying loan collateral and serves as overcollateralization. Other than prepayment penalty fee cash flow, Class C is subordinated to the other classes, all of which were offered pursuant to the prospectus. On February 22, 2005, $1.3 billion in loans collateralizing NMFT Series 2005-1 were delivered to the trust. The remaining $0.8 billion in loans is expected to be delivered to the trust by March 31, 2005.

On March 15, 2005, the Company issued $51.6 million of unsecured floating rate junior subordinated notes (“Trust Preferred Securities”). The floating interest rate is three-month LIBOR plus 3.5% and resets quarterly. The notes will mature in 30 years and are redeemable, in whole or in part, anytime without penalty after five years.

Note 20. Condensed Quarterly Financial Information (unaudited)

Following is condensed consolidated quarterly operating results for the Company, as reclassified to reflect the operations of branches closed from January 1, 2005 to September 30, 2005 as discontinued operations for the year ended December 31, 2004 (in thousands, except per share amounts):

	2004 Quarters				2003 Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net interest income before credit (losses) recoveries	$39,638	$42,947	$45,439	$43,410	$28,687	$31,547	$33,469	$36,353
Credit (losses) recoveries	(146)	(515)	(182)	117	92	171	875	(749)
Gains on sales of mortgage assets	51,780	25,174	46,415	21,581	29,443	44,031	34,188	36,343
Gains (losses) on derivative instruments	(25,398)	27,115	(19,536)	8,914	(9,149)	(15,037)	(8,144)	1,493
Income from continuing operations before income tax expense (benefit)	34,195	46,271	27,684	24,297	27,100	32,904	30,952	43,900
Income tax expense (benefit)	1,533	8,400	(269)	(1,372)	4,141	4,183	5,844	8,692
Income from continuing operations	32,662	37,871	27,953	25,669	22,959	28,721	25,108	35,208
Loss from discontinued operations, net of income tax	(1,737)	(2,245)	(3,565)	(1,219)	—	—	—	—
Net income	30,925	35,626	24,388	24,450	22,959	28,721	25,108	35,208
Dividends on preferred stock	1,275	1,663	1,663	1,664	—	—	—	—
Net income available to common shareholders	29,650	33,963	22,725	22,786	22,959	28,721	25,108	35,208

Basic earnings per share:
Income from continuing operations available to common shareholders	$1.27	$1.45	$1.05	$0.91	$1.09	$1.32	$1.12	$1.49
Loss from discontinued operations, net of income tax	(0.07)	(0.09)	(0.14)	(0.05)	—	—	—	—

Net income available to common shareholders	$1.20	$1.36	$0.91	$0.86	$1.09	$1.32	$1.12	$1.49

Diluted earnings per share:
Income from continuing operations available to common shareholders	$1.24	$1.43	$1.03	$0.89	$1.07	$1.28	$1.09	$1.45
Loss from discontinued operations, net of income tax	(0.07)	(0.09)	(0.14)	(0.04)	—	—	—	—

Net income available to common shareholders	$1.17	$1.34	$0.89	$0.85	$1.07	$1.28	$1.09	$1.45

During 2004, the Company changed policies governing its broker branches. As a result, a significant number of branch managers have voluntarily terminated employment with the Company and the Company has terminated branches when loan production results were substandard. The operating results for these discontinued operations have been segregated from the on-going operating results of the Company. The following amounts from the Company’s financial statements for the three months ended March 31, June 30 and September 30, 2004 have been revised from amounts previously reported to account for the discontinued operations as of September 30, 2005 (in thousands, except per share amounts):

	March 31, 2004		June 30, 2004		September 30, 2004
	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Fee Income	$45,519	$15,626	$43,231	$11,862	$34,265	$12,747
General and administrative expenses	80,383	47,787	89,506	54,746	79,733	54,597
Income from continuing operations before income tax expense (benefit)	31,371	34,195	42,620	46,271	24,066	27,684
Income tax expense (benefit)	446	1,533	6,994	8,400	(1,385)	(269)

Income from continuing operations	30,925	32,662	35,626	37,871	25,451	27,953
Loss from discontinued operations, net of income tax	—	(1,737)	—	(2,245)	(1,063)	(3,565)

Net income	$30,925	$30,925	$35,626	$35,626	$24,388	$24,388

Basic earnings per share:
Income from continuing operations available to common shareholders	$1.20	$1.27	$1.36	$1.45	$0.95	$1.05
Loss from discontinued operations, net of income tax	—	(0.07)	—	(0.09)	(0.04)	(0.14)

Net income available to common shareholders	$1.20	$1.20	$1.36	$1.36	$0.91	$0.91

Diluted earnings per share:
Income from continuing operations available to common shareholders	$1.17	$1.24	$1.34	$1.43	$0.93	$1.03
Loss from discontinued operations, net of income tax	—	(0.07)	—	(0.09)	(0.04)	(0.14)

Net income available to common shareholders	$1.17	$1.17	$1.34	$1.34	$0.89	$0.89

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

NovaStar Financial, Inc.

Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation effective January 1, 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 15, 2005 (January 18, 2006 as to Notes 11, 14, 15, 18 and 20)